IX Energy Comprehensive Services Agreement

The undersigned Gale Architecture, LLC (“Gale”), and IX Energy, Inc., (the “Company”), individually a “Party”, collectively the “Parties”, agree as follows:

1.	Background and Recitals. In accordance with the terms and conditions of this Comprehensive Services Agreement, (the “Agreement”), Gale is hereby engaged by IX Energy as of 3/16/09 to provide services inclusive, but not limited to, that which would normally be considered the role and responsibilities of a Chief Technology Officer and related technical services including but not limited to engineering, design and architectural services as is customary for developing solar and other renewable energy projects. It is the intention of the Parties that GALE’s services shall be provided under this Agreement until such time that another Agreement shall supersede this Agreement.

2.	Role and Responsibilities. Gale has agreed to provide the Company with highly skilled technical services in the areas of engineering, design, analysis and architecture and in particular, Mr. George Weiner shall act in the capacity of Chief Technology Officer (CTO) to IX Energy during the term of this Agreement. Mr. Weiner’s role as CTO shall include but not to be limited to oversight of all technology related aspects of IX Energy solar and other renewable energy systems. Additionally Mr. Weiner shall be responsible for managing a team of engineers and other technical resources within project budgets and further Mr. Weiner shall interface with IX Energy management in his capacity as CTO to ensure successful implementation of profitable projects during the term of this Agreement. The Parties agree and understand that Mr. Weiner’s responsibilities may evolve and change with respect to his role and the role of Gale, but that any material expansion of these responsibilities must be mutually agreed and in writing. In his role as CTO, Mr. Weiner agrees to commit at least fifty percent of his professional time to the Company.

3.	Remuneration. In consideration of GALE’s services in furtherance of this Agreement, the Company shall provide as follows:

a.	Fee Plan Schedule for Consultant Activities: This fee schedule will serve as a guideline to establishing remuneration on an ongoing basis:

(1)	Monthly Retainer Fee: Five thousand dollars ($5,000) per month and 5,000 stock options per month. Cash payment to be made twice a month, on the 1st and 15th of the each month beginning April 1st, 2009 for the prior two weeks period and stock options awarded at the end of each month, beginning with the month of April.

(2)	Commission Fees: For any new introduction(s) and development efforts made directly to IX Energy that result in a project for the Company, GALE will be entitled to one half a percent (.5%) of the gross project revenue (“GPR”) resulting from such introduction(s) with Gross Profit of up to ten percent (10%) and one percent (1.0%) of GPR for projects with Gross Profits in excess of ten percent (10%). All introductions must be agreed to by the Parties and shall be listed on Appendix A to this agreement prior to initial contact between the introduction and

IX Energy and such listing signifies approval of such Introduction by GALE. Any introduction that does not generate revenue within twelve months (12) months of listing shall be removed from Appendix A and GALE shall not be entitled any referral fees, unless otherwise agreed to by the Parties.

b.	Remuneration for services rendered to date: For services rendered to date, the Company agrees to compensate George Weiner in the form of IX Energy Restricted Stock. The remuneration as stated in this paragraph 3(b) represents all obligations to Mr. Weiner for all services performed to date.

c.	Expenses. IX Energy agrees to reimburse GALE for all commercially reasonable costs and expenses incurred by GALE in connection with the performance of services under this engagement for which remuneration is being paid in accordance with this Agreement. It is understood and agreed that any such costs and expenses will be billed on a weekly basis, and that the Company shall pay any such costs and expenses promptly upon receipt of the Consultant’s bill; pre-approval is required for expenses over $500. For additional engineering services as necessary to provide technical support for projects a budget estimate not to exceed $1,000 per month, unless agreed to by the Company, for hourly work of staff – this may change, based on the level of effort required to develop the Solar Carport and Geothermal:

■	For Wiring Design on various projects: Ian Denholm, PE $40 per hour Est. 4 hrs/month (Electrical Engineer)

■	For Design Work on Solar Carport: Dan Schmitz $70 per hour Est. 10 hrs/month (Industrial Engineer)

■	For CAD Drawing of PV and Geo Layouts Claudia Gonzalez $30 per hour Est. 10 hrs/month (Architectural)

4.	Confidentiality. Except as required by applicable law or legal process, neither the Company nor the Consultant will make any public disclosure or statement to third parties with respect to the Company’s clients or the matters set forth herein unless the other Party has previously approved such public disclosure and/or statement.

5.	Conflict of Interest. GALE shall not seek or perform business for any entity, person, or business that is in conflict or competition with IX Energy regarding any client or project for which GALE is engaged under this Agreement, or that is in the nature of the Company’s business in direct competition with IX Energy or one of GALE’s clients or Partners during and for twelve (12) months after the expiration or termination of this Agreement, unless fully disclosed and agreed to in advance by the parties and further, GALE shall not compete, directly or indirectly, with a business transaction of the Company.

6.	Status of Contractor. The Parties acknowledge and agree that the Consultant is an independent contractor to the Company for all services performed under this Agreement until a subsequent member agreement is executed between the Parties.

7.	Term and Termination. Upon its execution by the Parties, the term of this Agreement shall be in effect and shall expire upon execution of another agreement, but no later than March 31st, 2010, unless agreed by both Parties. Should the term of this Agreement extend beyond March 31st, 2010, the Engagement Term shall automatically extend for additional twelve (12) month periods starting upon the expiration of the initial Engagement Term unless terminated in accordance with this section 7. This Agreement may be terminated by either party hereto upon thirty (30) days prior written notice to the other; provided however, that no such termination shall affect the right of the GALE to receive any fees payable hereunder or fees earned prior to such termination or the right of the GALE to receive reimbursement for its costs and expenses incurred prior to such termination.

8.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be held in Delaware.

9.	Attorneys Fees. If any suit, action or arbitration is initiated by any Party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing Party in such suit, action or arbitration shall be entitled to recover reasonable attorneys fees incurred in the preparation and prosecution or defense of such suit, action or arbitration as such fees are fixed by the trial court or the arbitrator and, if any appeal is taken from the decision of the trial court or arbitrator, reasonable attorneys fees as fixed by the appellate court.

10.	Amendments. This Agreement may be amended only in writing by the mutual agreement of the parties.

11.	Governing Laws. This Agreement shall be governed by the internal laws of the State of Delaware, without application of its internal conflict of law principles.

12.	Binding Nature. This Agreement is legally binding on the Parties.

13.	Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

Acknowledged, agreed to and accepted this 23rd day March, 2009, by and between:

IX Energy Inc.	GALE ARCHITECTURE, LLC

By ____________________	By ____________________
Karen Morgan President	George Weiner Managing Member